                                   EXHIBIT 11
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                        COMMUNITY FINANCIAL GROUP, INC.


                                                                   Year Ended December 31,
                                                      ---------------------------------------------------
                                                         1999                1998                1997
                                                      ---------           ----------          -----------
Income Per Common Share
-----------------------
         Basic (1)
         -----
Net income (in thousands)                             $    3,501          $    2,581          $     2,058
                                                      ==========           =========           ==========

Net income per share                                  $      .86          $     1.08          $       .93
                                                      ----------          ----------           ----------

Weighted average common
  shares outstanding                                   4,067,522           2,393,576            2,205,043
                                                      ==========          ==========           ==========

Income Per Common Share,
------------------------
         Diluted (2)
         -------
Net income (in thousands)                             $    3,501          $    2,581          $     2,058
                                                      ==========          ==========          ===========

Net income per share                                  $      .85          $      .78          $       .89
                                                      ==========          ==========          ===========

Weighted average common share
  Outstanding                                          4,129,069           3,321,228            2,323,580
                                                      ==========          ==========          ===========

(1) Basic net income per share has been computed using the weighted average number of common shares outstanding during each year presented. See Note L to the Company's consolidated financial statements included in the Annual Report to Shareholders for the year ended December 31, 1999 incorporated herein by reference.

(2) Diluted net income per share has been computed using the weighted average number of common shares outstanding and the dilutive effect of stock options and warrants outstanding during the years presented. See Note L to the Company's consolidated financial statements included in the Annual Report to Shareholders for the year ended December 31, 1999 incorporated herein by reference.




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